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                                                                    Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On May 29, 2002, the Company filed a Current Report on Form 8-K reporting that on May 28, 2002, the Company discontinued the engagement of Arthur Andersen LLP as its independent accountant and engaged Ernst & Young LLP as its independent accountant for fiscal year 2002. This Annual Report on Form 10-K, which includes the reports of Arthur Andersen on the Company's consolidated balance sheets as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and on the Company's financial statement schedule, are incorporated by reference into our previously filed Registration Statements, File Nos. 333-83186, 333-56406, 333-59269, 333-14781
and 333-43772 (collectively, the "Registration Statements"). After reasonable efforts, the Company has been unable to obtain Arthur Andersen's consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of December 31, 2001 and the three years then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits the Company to file this Form 10-K without such consent from Arthur Andersen. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Arthur Andersen.